Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261578

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated May 2, 2022)

Local Bounti Corporation

Up to 71,975,761 Shares of Common Stock

Up to 11,539,216 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 5,333,333 Warrants

This prospectus supplement supplements the prospectus dated May 2, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261578). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 23, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 83,514,977 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of up to (i) 15,000,000 shares of Common Stock issued in a private placement pursuant to subscription agreements entered into on June 17, 2021 and November 4, 2021, (ii) 5,333,333 shares of Common Stock that are issuable by us upon the exercise of 5,333,333 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering (the “IPO”) of Leo Holdings III Corp (our predecessor company), at an exercise price of $11.50 per share of Common Stock; (iii) 5,500,000 shares of Common Stock that are issuable by us upon the exercise of 5,500,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Stock that were previously registered (the “Public Warrants”); (iv) 705,883 shares of Common Stock that are issuable by us upon the exercise of 705,883 warrants assumed in connection with the closing of the Business Combination (as defined in the Prospectus) held by a commercial partner; (v) 56,734,761 shares of Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined in the Prospectus) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vi) 241,000 shares of Common Stock issued to satisfy fees related to the Business Combination; and (B) 5,333,333 Private Warrants.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On June 22, 2022, the closing price of our Common Stock was $3.25 and the closing price for our Public Warrants was $0.5321.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2022

LOCAL BOUNTI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40125	98-1584830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 W. Main St.

Hamilton, MT 59840

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (406) 361-3711

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

Local Bounti Corporation (“Local Bounti,” “we,” “us,” or “our”) held its 2022 annual meeting of stockholders on June 21, 2022. There were 94,060,074 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting, stockholders present in person or by proxy voted on the following matters:

1.

Stockholders elected two Class I directors to our Board of Directors to serve for three years and until their successors are elected and qualified or until their earlier resignation or removal, based on the following votes:

Nominee	Pamela Brewster	Matthew Nordby
For	63,208,315	62,593,248
Withheld	10,000	625,067
Broker Non-Votes	2,712,075	2,712,075

2.	Stockholders ratified the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the year ending December 31, 2022, based on the following votes:

For	65,923,735
Against	3,647
Abstain	3,008
Broker Non-Votes	N/A

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2022	Local Bounti Corporation

	By:	/s/ Kathleen Valiasek
	Name:	Kathleen Valiasek
	Title:	Chief Financial Officer